UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2 to Form 8-A

Originally Filed on September 9, 2009)

FOR REGISTRATION OF CERTAIN CLASSES OF

SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Facet Biotech Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34154	26-3070657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Seaport Boulevard

Redwood City, California 94063

(Address of principal executive offices, including zip code)

(650) 454-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights, no par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:	N/A
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

This Amendment No. 2 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Facet Biotech Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on September 9, 2009, as amended by Amendment No. 1 filed by the Company on December 16, 2009.

Item 1.      Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

“On March 9, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Abbott Laboratories, an Illinois corporation (“Parent”), and Amber Acquisition Inc.,  a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of Common Stock at a purchase price of $27.00 per share, subject to the satisfaction or waiver of the conditions contained in the Merger Agreement.  Following the consummation of the Offer, subject to the satisfaction or waiver of the conditions contained in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”).

Immediately prior to the execution of the Merger Agreement, the Company and the Rights Agent entered into an amendment to the Rights Agreement, dated March 9, 2010 (“Amendment No. 3”).  Amendment No. 3 amends the Rights Agreement to provide that neither the execution of the Merger Agreement nor the consummation of the Offer, the Merger, or the other transactions contemplated by the Merger Agreement will trigger the separation or exercise of Rights.  Pursuant to Amendment No. 3, none of Parent, Merger Sub or any of their affiliates or associates will be deemed an Acquiring Person solely by virtue of the approval, execution, delivery, adoption or performance of the Merger Agreement or the consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement.  In addition, Amendment No. 3 further provides that immediately prior to the effective time of the Merger, the Rights shall expire and become null and void, without any payment, liability or obligation on the part of the Company, the Rights Agent or the holders of any Rights.

Amendment No.3 is filed herewith as an exhibit and incorporated by reference into this Item 1. The foregoing description of Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 3.”

Item 2.      Exhibits.

Item 2 of the Form 8-A is hereby amended and supplemented by adding the following exhibit filed herewith:

Exhibit Number	Description of Exhibit
4.4

Amendment No. 3 to Rights Agreement, dated as of March 9, 2010, by and between the Company and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 10, 2010).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FACET BIOTECH CORPORATION

	By:	/s/ Francis Sarena
	Name:	Francis Sarena
	Title:	Vice President, General Counsel
and Secretary

Dated: March 11, 2010

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